Exhibit 2.4

WAIVER AND FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS WAIVER AND FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is effective as of November 20, 2020, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), UpHealth BHS Merger Sub, Inc., a Missouri corporation and wholly owned subsidiary of Holdings (“Merger Sub”), BHS Merger Sub 1, LLC, a Missouri limited liability company (“Assignee”), Behavioral Health Services, LLC, a Missouri limited liability company (“Company”), and AM Physicians LLC, in its capacity as the Member Representative (“Member Representative”). Certain capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Holdings, Company, Merger Sub, and Member Representative are parties to that certain Agreement and Plan of Merger, dated as of November 2, 2020 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 10.10 thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the recitals set forth above, the parties hereto hereby agree as follows:

1. Holdings and Merger Sub Waiver of Closing Conditions. Subject to the terms and conditions set forth herein, Holdings and Merger Sub hereby waive the following:

a.	Company’s delivery of executed Employment Agreements required by Section 2.3(a)(x).

b.

Company’s delivery of the Promissory Note duly executed by the Members required by Section 2.3(a)(i). Company shall deliver the Promissory Note executed by the Member Representative at Closing and the signatures of the Members as soon as practicable following Closing.

c.

Company’s delivery of reasonably satisfactory evidence that PNC has consented to the transaction as required by Section 2.3(a)(xi) and that Psych Care Consultants has deposited the principal amount of the PPP Loan to the PPP Escrow Agent as required by Section 2.3(a)(xii). Notwithstanding the foregoing, nothing in this Amendment shall be construed to amend or waive any other provision of the Merger Agreement relating to the PPP Loan including, without limitation, Section 3.33, Section 5.14, and Section 8.2(f).

d.	their contingencies set forth in Section 7.2(b), limited only to the following covenants and obligations of Company:

i.	Company’s filing of IRS Form 8832 (Entity Classification Election) as set forth in the Recitals; and

ii.	Company’s covenant to obtain and fully pay for the D&O Tail Policy set forth in Section 5.7(c).

The limited waiver set forth in this Section 1 is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to: (i) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Merger Agreement or of any Ancillary Documents; (ii) prejudice any right that Holdings or Merger Sub has or may have in the future under or in connection with the Merger Agreement or any Ancillary Document; or (iii) establish a custom or course of dealing among Holdings and Merger Sub on the one hand, and Company and Member Representative, on the other hand.

2. Company Waiver of Closing Conditions. Subject to the terms and conditions set forth herein, Company hereby waives the following:

a.	Delivery of executed Employment Agreements required by Section 2.3(b)(vii).

The limited waiver set forth in this Section 2 is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to: (i) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Merger Agreement or of any Ancillary Documents; (ii) prejudice any right that Company has or may have in the future under or in connection with the Merger Agreement or any Ancillary Document; or (iii) establish a custom or course of dealing among Holdings and Merger Sub on the one hand, and Company and Member Representative, on the other hand.

3. Assignment of Merger Agreement. Merger Sub hereby assigns to Assignee all of its right, title and interest in and to the Merger Agreement, and Assignee hereby assumes all of Assignor’s obligations under the Merger Agreement. Company and Member Representative hereby expressly consent to such assignment. All references to “Merger Sub” in the Merger Agreement shall be interpreted to mean Assignee, and as of the date hereof Assignor shall no longer be party to the Merger Agreement.

4. Amendments to Merger Agreement. The following provisions of the Merger Agreement are hereby amended:

a.	The following definition in Article I is hereby amended and restated in its entirety as follows:

“Promissory Note Amount” means One Million Dollars ($1,000,000), plus the first One Hundred Thousand Dollars ($100,000) of Transaction Expenses.”

b.	The following definitions are hereby added to Article I:

“Unwind Option” has the meaning set forth in Section 9.3.

“Unwind Option Triggering Event” has the meaning set forth in Section 9.3.

c.	Section 2.11(c) is hereby amended and restated in its entirety as follows:

“On the Closing Date, Holdings shall mail to each holder of Company Interests a letter of transmittal in substantially the form attached as Exhibit C (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the Company Interests in exchange for the applicable portion of Merger Consideration pursuant to Section 2.8(b). Holdings shall, no later than five Business Days after receipt of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Holdings may reasonably require in connection therewith, deliver to the Member such Member’s portion of the Merger Consideration. Until a fully executed Letter of Transmittal is received, each Company Interest that prior to the Effective Time represented an ownership interests in the Company Interests shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.8(b).

d.	The following clause is added to the beginning of Section 3.29:

“Except as set forth in Section 3.29 of the Disclosure Schedules, [n]o…”

e.	The following paragraph is added to the end of Section 5.13:

“Notwithstanding the foregoing, Holdings and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall be construed to give Holdings or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the SPAC Merger Closing, (ii) prior to the SPAC Merger Closing, the current managers and officers of the Company shall exercise complete control and supervision of its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Holdings or Merger Sub shall be required with respect to any matter to the extent the requirement of such consent would, upon the advice of the Company’s counsel, violate any applicable Law, be inconsistent with the requirements of any Governmental Authority, or violate any contractual obligation to which the Company is a party.”

f.	A new Section 9.3 is added to the Merger Agreement, as follows:

“In the event the SPAC Merger Closing does not occur on or before March 31, 2021 (the “Unwind Option Triggering Event”), the Members may elect to buy from Holdings, and Holdings shall sell to the Members, all of the Company Interests (the “Unwind Option”) in exchange for all of their Equity Consideration and cancellation of the Promissory Note. The Unwind Option may be exercised by the Members within thirty (30) days of the Unwind Option Triggering Event by giving notice to Holdings not less than thirty (30) days prior to a closing date for the Unwind Option specified therein. The remaining terms of the Unwind Option shall be based on this Agreement and the applicable Ancillary Documents, mutatis mutandis, and shall be negotiated in good faith by Holdings and the Members after notice of an Unwind Option is given by the Members. Each party shall be responsible for its own costs including, without limitation, any tax or other liability associated with the exercise of the Unwind Option.

4. Merger Agreement Provisions. Except as specifically amended or waived hereunder, all of the terms and conditions of the Merger Agreement remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the Merger Agreement, this Amendment shall control.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

6. Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

7. Successors and Assigns. No party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void

[signature page follow]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver and First Amendment to Agreement and Plan of Merger as of the day and year first above written.

BEHAVIORAL HEALTH SERVICES, LLC

By	/s/ Azfar Malik, M.D.
Name: Azfar Malik, M.D.
Title: President & CEO

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: President

UPHEALTH BHS MERGER SUB, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: President

BHS MERGER SUB 1, LLC By: UpHealth Holdings, Inc., its sole member

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: President

AM PHYSICIANS LLC, solely in its capacity as Member Representative

By	/s/ Azfar Malik, M.D.
Name: Azfar Malik, M.D.
Title: President & CEO

[Signature Page to Waiver and First Amendment to Agreement and Plan of Merger]